Exhibit 4.3
Autobytel Inc.
Certificate of Adjustment

Background

The shares of common stock, par value $0.001 per share ("Common Stock"), of Autobytel Inc. ("Company"), a Delaware corporation, are listed on the NASDAQ Capital Market ("NASDAQ").  The Tax Benefit Preservation Plan between the Company and Computershare Trust Company, N.A., as Rights Agent, dated as of May 26, 2010 ("Plan"), is intended to preserve the Company's valuable tax assets.  The Company's board of directors ("Board") adopted the Plan in May 2010, and the shareholders subsequently approved the Plan at the annual meeting of the shareholders on June 23, 2011.  On June 11, 2010, in accordance with the Plan, the Board declared a dividend of one right ("Rights") for each outstanding share of the Company's Common Stock, each Right initially representing the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, conditioned upon the terms set forth in the Plan.
Pursuant to section 12 of the Plan, the Company hereby provides to the Rights Agent the following statement of facts and adjustment certification:

Statement of Facts

One of the continued listing requirements for continued listing on NASDAQ is that the Common Stock of the Company maintains a minimum closing bid of at least $1.00 per share.  The Company's shares have been unable to meet this requirement, and, in order to prevent delisting, the Company is implementing a reverse stock split with a ratio of one-for-five.  This does not change the relative rights and preferences for existing shareholders, and the number of shareholders of record are not affected.  The reverse stock split was approved by the shareholders at the Company's annual meeting on June 21, 2012.  The reverse stock split became effective after the close of trading on the NASDAQ Capital Market on July 11, 2012.

Adjustment

The undersigned, a duly authorized representative of the Company, does hereby certify as follows:

Pursuant to section 11(m) of the Plan, following and subject to the effectiveness of the one-for-five reverse stock split, the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately before such event by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately before the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event.  Following such adjustment, the number of Rights associated with each share of Common Stock, whether outstanding or subsequently issued by the Company, shall be five.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Adjustment this 12th day of July, 2012.

AUTOBYTEL INC.

By:              /s/ Glenn E. Fuller
              Glenn E. Fuller
              Executive Vice President, Chief Legal and
              Administrative Officer and Secretary

[SIGNATURE PAGE TO CERTIFICATE OF ADJUSTMENT FOR AUTOBYTEL INC.]